Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Changes in and disagreements with accountants on accounting and financial disclosure” and “Experts” in Registration Statement on Form S-1 and related Prospectus of OMNI Energy Services Corp. for the registration of 3,000,000 shares of its common stock and to the use of our report dated March 27, 2003 (except for the 3rd paragraph of Note 13 and the 10th paragraph of Note 15, as to which the date is July 29, 2005), with respect to the 2002 consolidated financial statements of OMNI Energy Services Corp.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 8, 2006